EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

FIRST VALLEY BANCORP REPORTS FIRST QUARTER RESULTS

Bristol, Connecticut - May 4, 2007 - Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, Inc., the holding company of Valley Bank, reported a net loss of $66,000, or $0.05 per diluted share, for the quarter ended March 31, 2007. The loss includes expenses related to the opening of two new branch offices during the quarter. The Company earned $221,000, or $0.18 per diluted share, in the first quarter of 2006.

Assets declined by $8.2 million during the quarter to $184.9 million reflecting the paydown of $8.1 million in wholesale funding. Over the past twelve months, total assets have increased by $23 million, or 14%. As of March 31, 2007, loans totaled $135.3 million and deposits totaled $162.4 million.

Messier said, “Valley Bank opened new full service branch offices at 98 Main Street in Southington and 888 Farmington Avenue in Bristol during the first quarter of 2007. Our first quarter results reflect the operating costs for the new branches as well as additional non-recurring expenses related to our proposed merger with New England Bancshares, Inc.”

Messier continued, “We are excited about our two new locations and expect that they will allow us to continue on our strong path of growth. The Southington office, which opened its doors in early January, has been extremely busy and performed ahead of projections for the quarter. Our Farmington Avenue office in Bristol opened for business late in the first quarter.

The new branches are part of an expansion plan to bring quality community services to more people and businesses in our market. We believe consumers and businesses want to do business with a local Bank and with people who make decisions locally.”

Valley Bank is a commercial bank with full service banking offices in Bristol, Terryville and Southington. For more information, visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

Valley Bank is the wholly owned subsidiary of First Valley Bancorp, Inc. The common stock of First Valley Bancorp, Inc. is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

This press release does not constitute an offer of securities. New England Bancshares and First Valley Bancorp have filed a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of First Valley Bancorp are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which shareholders should consider before making any decision regarding the merger. Shareholders of First Valley Bancorp will be mailed the proxy statement/prospectus following the SEC’s declaration of effectiveness of the related registration statement. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information of New England Bancshares and First Valley Bancorp, at the SEC’s website (http://www.sec.gov).

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FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION MARCH 31, 2007
(in thousands except share data)
	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash and due from depository institutions	$5,443	$12,319
Federal funds sold and money market accounts	13,358	13,841
Investment securities	25,026	26,672
Loans receivable, net	135,285	133,709
Loans held for sale	444	1,080
Premises and equipment, net	2,858	2,321
FHLBB Stock, at cost	602	719
Accrued income receivable	788	865
Deferred income taxes	1,010	1,052
Other assets	94	569
TOTAL ASSETS	$184,908	$193,147

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$19,235	$18,225
Interest bearing	143,208	146,533
Total deposits	162,443	164,758
Borrowed funds	8,875	14,952
Mortgagors' escrow accounts	81	169
Other liabilities	2,977	2,737
Total Liabilities	174,376	182,616

Commitments and contingencies

Stockholders' Equity:
Common stock, no par value; authorized 3,000,000 shares;
issued and outstanding 1,194,550 at March 31, 2007 and
December 31, 2006	899	899
Additional paid-in capital	8,273	8,273
Retained earnings	1,561	1,627
Accumulated other comprehensive loss	(201)	(268)
Total Stockholders' Equity	10,532	10,531
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$184,908	$193,147

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) MARCH 31, 2007
(in thousands except share data)
	Three Months Ended March 31,
Interest income:	2007	2006
Interest on loans	$2,528	$1,996
Interest and dividends on investments	456	384
Total interest income	2,984	2,380

Interest expense:
Deposits and escrow	1,422	753
Borrowed funds	122	239
Total interest expense	1,544	992
Net interest income	1,440	1,388

Provision for loan losses	99	75

Net interest income after provision for loan losses	1,341	1,313

Noninterest income:
Service charges and other fees	156	86
Realized gains (losses) on investments	-	(86)
Total noninterest income	156	-

Noninterest expenses:
Salaries	691	454
Employee benefits and taxes	136	90
Occupancy and equipment	378	182
Professional fees	82	46
Marketing	40	25
Office supplies	29	15
Outside service fees	65	50
Merger related expenses	35	-
Other	123	77
Total noninterest expenses	1,579	939
Income before income tax expense	(82)	374
Income tax expense	(16)	153
NET INCOME	$(66)	$221

Basic income per share	$(0.06)	$0.19
Diluted income per share	$(0.05)	$0.18

Weighted-average shares outstanding - basic	1,194,550	1,187,573
Weighted-average shares outstanding - diluted	1,265,391	1,247,984